EXHIBIT99.01

Social Reality to Formally Change Its Name to SRAX

LOS ANGELES, CA – August 13, 2019 – SRAX, Inc. (NASDAQ: SRAX), a digital marketing and consumer data management technology company, will formally change its name from Social Reality, Inc. to SRAX, Inc. The name change is consistent with the company’s evolution from social media to consumer data management and technology.

"Changing our name to SRAX is symbolic of our shift to a broader strategy to answer the needs of today’s consumer,” said SRAX's CEO and Founder Christopher Miglino. “While our roots were in social media, today we are focused on building the platform and tools to unlock the power of data. Through BIGtoken we put data back into the hands of consumers and through our verticals are delivering verified data to brands looking for a competitive edge.”

About SRAX

SRAX, Inc. (NASDAQ: SRAX) is a digital marketing and consumer data management technology company. SRAX's technology unlocks data to reveal brands core consumers and their characteristics across marketing channels. Through the BIGtoken platform, SRAX has developed a consumer-managed data marketplace where people can own and earn from their data thereby providing everyone in the Internet ecosystem choice, transparency, and compensation. SRAX's tools deliver a digital competitive advantage for brands in the CPG, automotive, investor relations, luxury, and lifestyle verticals by integrating all aspects of the advertising experience, including verified consumer participation, into one platform. For more information on SRAX, visit www.srax.com.

Safe Harbor Statement

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to increase our revenues, satisfy our obligations as they become due, report profitable operations and other risks and uncertainties, as set forth in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of SRAX and are difficult to predict. SRAX undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Kirsten Chapman/Mary Magnani, LHA Investor Relations, +1 415 433 3777, srax@lhai.com